                                                                      EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (Unaudited and in thousands, except per share amounts)


                                              FOR THE THREE MONTHS ENDED                FOR THE NINE MONTHS ENDED
                                                       AUGUST 31,                              AUGUST 31,
                                                 1998            1997                     1998            1997
                                             ------------   -------------             ------------    ------------

NET INCOME:
  Income before extraordinary loss .......    $ 4,391       $  2,847                  $ 15,069         $  6,040
  Extraordinary loss .....................       (958)        (1,370)                   (2,859)          (1,370)
                                             ------------   -------------             ------------    ------------
    Net income ...........................    $  3,433      $  1,477                  $ 12,210         $  4,670
                                             ------------   -------------             ------------    ------------
                                             ------------   -------------             ------------    ------------

COMMON SHARES:
    Weighted average number outstanding          9,483         8,882                     9,165            8,700
    Number issued upon assumed exercise
       of outstanding stock options and
       stock warrants ...................          363           450                       342              320
                                             ------------   -------------             ------------    ------------
    Weighted average number of common
       and common equivalent shares
       outstanding ......................        9,846         9,332                     9,507            9,020
                                             ------------   -------------             ------------    ------------
                                             ------------   -------------             ------------    ------------

NET INCOME PER COMMON SHARE:
  Basic:
    Income before extraordinary loss           $  0.46        $ 0.32                    $ 1.64          $  0.70
    Extraordinary loss ..................         (.10)         (.15)                     (.31)            (.16)
                                             ------------   -------------             ------------    ------------
      Total basic                              $  0.36        $ 0.17                    $ 1.33         $   0.54
                                             ------------   -------------             ------------    ------------
                                             ------------   -------------             ------------    ------------
  Diluted:
    Income before extraordinary loss ....      $  0.45        $ 0.31                    $ 1.58         $   0.67
    Extraordinary loss ..................         (.10)         (.15)                     (.30)            (.15)
                                             ------------   -------------             ------------    ------------
      Total diluted .....................      $  0.35        $ 0.16                    $ 1.28         $   0.52
                                             ------------   -------------             ------------    ------------
                                             ------------   -------------             ------------    ------------